Exhibit 3.4

ARTICLES OF INCORPORATION

OF

COMPASS UTILITY SUPPLY, LTD.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Oregon Business Corporation Act, adopts the following Articles of Incorporation:

ARTICLE 1. NAME

The name of the corporation is Compass Utility Supply, Ltd.

ARTICLE 2. DURATION

The period of the corporation’s duration shall be perpetual.

ARTICLE 3. PURPOSES AND POWERS

The purpose for which the corporation is organized is to engage in any business, trade or activity which may lawfully be conducted by a corporation organized under the Oregon Business Corporation Act.

The corporation shall have the authority to engage in any and all such activities as are incidental or conducive to the attainment of the purposes of the corporation and to exercise any and all powers authorized or permitted under any laws that may be now or hereafter applicable or available to the corporation.

ARTICLE 4. SHARES

The corporation shall have authority to issue 10,000 shares of voting common stock, and each share shall have a par value of $0.01 per share.

ARTICLE 5. REGISTERED OFFICE AND AGENT

The name of the initial registered agent of the corporation and the address of its registered office are as follows:

Western States Electric, Inc.

9151 S.E. McBrod

Portland, Oregon 97222

ARTICLE 6. SHAREHOLDER ACTION WITHOUT MEETING

Action required or permitted by the Oregon Business Corporation Act or these Articles of Incorporation to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by shareholders having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote on the action were present and voted.

ARTICLE 7. LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the Oregon Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the corporation shall not be liable to the corporation or its shareholders for any monetary damages for conduct as a director. Any amendment to or repeal of this Article or amendment to the Oregon Business Corporation Act shall not adversely affect any right or protection of a director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE 8. INDEMNIFICATION

To the fullest extent not prohibited by law, the corporation: (i) shall indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director of the corporation, and (ii) may indemnify any person who is made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was an officer, employee or agent of the corporation, or a fiduciary (within the meaning of the Employee Retirement Income Security Act of 1974), with respect to any employee benefit plan of the corporation, or serves or served at the request of the corporation as a director or officer of, or as a fiduciary (as defined above) of an employee benefit plan of, another corporation, partnership, joint venture, trust or other enterprise. This Article shall not be deemed exclusive of any other provisions for the indemnification of directors, officers, employees, or agents that may be included in any statute, bylaw, agreement, resolution of shareholders or directors or otherwise, both as to action in any official capacity and action in any other capacity while holding office, or while an employee or agent of the corporation. For purposes of this Article, “corporation” shall mean the corporation incorporated hereunder and any successor corporation thereof.

ARTICLE 9. INCORPORATOR

The name and address of the incorporator are:

Michael S. Gadd

1120 NW Couch Street

10th Floor

Portland, Oregon 97209

ARTICLE 10. NOTICES

The address where the State of Oregon Corporation Division may mail notices to the corporation is:

Western States Electric, Inc.

9151 S.E. McBrod

Portland, Oregon 97222

The undersigned incorporator has executed these Articles of Incorporation this 11th day of February, 2004.

/s/ Michael S. Gadd
Michael S. Gadd, Incorporator

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